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                                                                    Exhibit 10.7

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made as of this day of December, 1998, by and between PERFORMANCE ENGINEERING CORPORATION, a Virginia corporation having its principal office at 3949 Pender Drive, Fairfax, Virginia 22030, hereinafter referred to as "PEC", and STUART R. LLOYD, hereinafter referred to as "Lloyd", also referred to below collectively as the "parties."

         In consideration of Lloyd's employment by PEC and the other mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

         1. EMPLOYMENT. PEC shall employ Lloyd as its Vice-President and Chief Financial Officer from the commencement of Lloyd's employment, to occur no later than December 31, 1998, through December 31, 2001, subject to the terms of this Agreement. The parties understand and agree that, notwithstanding anything herein to the contrary, PEC agrees to employ Lloyd for a minimum term of five
(5) years, subject to the terms of this Agreement.

         2. RESPONSIBILITIES AND COMMITMENT. As Vice-President and Chief Financial Officer, Lloyd shall have general responsibility for managing the finance, accounting, contracts and facilities functions of PEC. Lloyd shall have such specific duties and responsibilities as may be assigned from time to time by the President of PEC. Lloyd agrees to faithfully and diligently discharge his duties and responsibilities under this Agreement and shall devote all of his business time and attention to the affairs of PEC, except as otherwise provided in this Agreement or agreed to by the Board of Directors of PEC.

         3.       COMPENSATION.

                  (a) PEC shall compensate Lloyd with base salary at the initial annual rate of One Hundred Forty Thousand Dollars ($140,000.00) through December 31, 1999. For calendar year ending December 31, 2000, Lloyd's annual base salary shall be a minimum of One Hundred Fifty-Five Thousand Dollars ($155,000.00). For calendar year ending December 31, 2001, Lloyd's annual base salary shall be a minimum of One Hundred Sixty Thousand Dollars ($160,000.00). Thereafter, Lloyd's annual base salary shall be set, effective January 1 of each year, at such amount deemed appropriate by the Board of Directors of PEC, considering Lloyd's duties, responsibilities and contributions to PEC.

                  (b) Base salary as provided above will be payable less appropriate deductions as required by law and this Agreement and shall be paid in monthly installments to conform with PEC's regular payroll dates.

                  (c) Upon execution of this Agreement, PEC shall pay Lloyd the lump sum of Ten Thousand Dollars ($10,000.00), less appropriate deductions as required by law. Should Lloyd terminate this Agreement on or before December 31, 1999, a pro-rata portion of said lump sum amount shall be repaid by Lloyd to PEC.


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                  (d)      Lloyd shall be eligible to participate in the Spring
Bonus Plan (Leadership Award) on the same basis as other members of the PEC executive staff. Employment on January 1 of each year is a requirement for participation in the Plan. The maximum bonus available under this Plan is the prior year PEC net income margin as a percentage of base salary.

                  (e) Lloyd shall be eligible to participate in the Fall Bonus Plan on the same basis as other members of the PEC executive staff. Any bonus under this Plan shall be prorated to reflect Lloyd's employment commencement date. The maximum bonus available under this Plan is twenty percent (20%) of an executive's annual base salary.

                  (f) During the term of this Agreement, PEC shall pay Lloyd the sum of Five Hundred Ninety-Five Dollars ($595.00) per month to reflect the fact that Lloyd has elected not to participate in the PEC Health Insurance Program. PEC shall pay to Contract Consulting Dynamics, Inc. ("CCDI") a mutually agreed upon amount to provide health insurance for Lloyd and his family. Said amounts paid by PEC to CCDI shall be deducted monthly from Lloyd's base salary.

         4.       OTHER BENEFITS.

                  (a) Lloyd shall be entitled to an Executive Automobile Benefit, subject to the terms and conditions of the PEC Executive Automobile Policy, as such policy may be amended from time to time, on the same basis as other members of the PEC executive staff. Such policy provides that an eligible executive may elect a monthly allowance of Five Hundred Dollars ($500.00) in lieu of an executive automobile.

                  (b) PEC shall grant Lloyd two (2) Initial Stock Option Grants to acquire up to two thousand (2,000) and eight thousand (8,000) shares of PEC's common stock, respectively, at a price determined by the PEC market price formulation as of Lloyd's employment commencement date. Such price is calculated at $12.25 per share through December 31, 1998. The options shall be exercisable during the term they are outstanding, subject to the terms and conditions of the current PEC Stock Option Plan.

                           PEC shall take all  reasonable  steps to cause the
Board of Directors to approve an amendment to the PEC Stock Option Plan and to recommend the adoption of said amendment by the Shareholders of PEC at the Spring 1999 Annual Meeting of Shareholders, which amendment shall provide that all options granted under the said PEC Stock Option Plan shall become immediately vested upon any "Change in Control" of PEC, as defined within the terms of this Agreement.

                           In the event Lloyd determines to exercise either or
both of the two separate Initial Stock Option Grants through the use of proceeds borrowed from any third party lender, PEC agrees that it shall guarantee the loan from the third party lender on the condition that it receive a collateral security interest in the PEC stock thereby acquired.

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                  (c)      Lloyd shall be eligible to participate in the PEC
Non-Qualified Executive Supplemental Retirement Program on the same basis as other members of the PEC executive staff, subject to the terms and conditions of the PEC Non-Qualified Executive Supplemental Retirement Program Agreement.

                  (d) Lloyd shall be eligible to receive additional annual stock option grants on the same basis as other members of the PEC executive staff.

                  (e) Lloyd shall be entitled to participate in any and all other pensions, retirement, stock purchase, life insurance, cafeteria plan or any other fringe benefits on the same basis as other members of the PEC executive staff.

         5.       TERM AND TERMINATION.

                  (a) This Agreement shall remain in effect through December 31, 2003, and thereafter shall automatically renew for additional one
(1) year terms, unless PEC notifies Lloyd in writing of its intent not to renew the Agreement at least one (1) year prior to its termination date; provided that Lloyd may terminate this Agreement by giving prior written notice of termination to PEC not less than ninety (90) days prior to Lloyd's intended date of termination.

                  (b) During the term of this Agreement and in the event Lloyd's employment by PEC is terminated for any reason, except as specifically provided otherwise in this Subparagraph (b), Lloyd shall not, directly or indirectly, enter the employ of, or render any service to, any person, partnership, corporation or other entity engaged in any of the business engaged in by PEC at the date of termination, for a period of two (2) years after the termination of employment. Without the permission of PEC, Lloyd further agrees that during said period he will not become interested in any competing business, directly or indirectly, as an individual, partner, officer, agent, consultant, director or principal. Notwithstanding the provisions of this Subsection, PEC agrees that Lloyd shall be permitted to remain as a member of the Board of Directors of Eisner, Petrou & Associates.

                           If Lloyd leaves his employment as a result of PEC's
breach of this Agreement, or if PEC terminates Lloyd's employment in breach of this Agreement, Lloyd shall be under no restriction whatsoever as to the nature of the business or employment activities in which he may engage after termination of his employment.

                  (c) Notwithstanding the provisions of Subsection 5 (a) herein, this Agreement shall be terminated:

                           (1)      Upon the death of Lloyd;

                           (2)      In the event of the disability of Lloyd,
resulting in his inability to perform his duties, because of illness or incapacity, for a period of three (3) consecutive months, or

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for an aggregate period of five (5) months or more, in any twelve (12) month period during the term of this Agreement;

                           (3)      In the event of Lloyd's  termination  for
Cause which shall mean a termination of Lloyd's employment only due to Lloyd's commission of an act of fraud, embezzlement or theft constituting a felony or an intentional act by Lloyd against the interests of PEC which causes PEC material injury or damage.

                  (d) If PEC should terminate Lloyd for any reason other than one of the three (3) reasons expressly enumerated in Subsection 5(c), it shall pay to him the compensation he would have received, taking into account all salary, bonus, benefits, stock options and other benefits granted him under this Agreement had the contract been performed to term, in one (1) lump sum, payable within thirty (30) days of his last day of employment. In calculating the lump sum payment Lloyd may be entitled to pursuant to this Subsection, the parties shall take into account increases in salary, bonus, benefits, etc. that Lloyd might have reasonably expected to receive.

         6.       CHANGE IN CONTROL.

                  (a) If PEC should terminate Lloyd's employment under this Agreement for Good Reason as a result of a Change in Control of PEC, PEC, or its successor, shall pay to Lloyd the greater of (i) the compensation he would have received taking into account all salary, bonus, benefits, stock options and other benefits granted him under this Agreement, had the contract been performed for a full five (5) years; or (ii) the compensation he would have received taking into account all salary, bonus, stock options and other benefits granted him under this Agreement, had the contract been performed for a full two (2) years beyond its initial five (5) year term or any renewal term. In calculating the amount of compensation Lloyd may be entitled to pursuant to this Subsection, the parties shall take into account increases in salary, bonus, benefits, etc. that Lloyd might have reasonably expected to receive. Such payment shall be in lieu of any other future payments which Lloyd would be otherwise entitled to receive under this Agreement.

                  (b) The term "Change in Control" shall mean any one of the following occurring within a twelve (12) month period:

                           (1)     The acquisition of ownership of, or power to
vote 51% or more of PEC's outstanding voting stock; or

                           (2)      The acquisition of the power to control the
election of a majority of PEC's directors; or

                           (3)      The sale,  merger,  acquisition or
consolidation of PEC to, with or by any other person or entity in which the ownership of, or power to vote, 51% or more of PEC's outstanding voting stock has been transferred; or

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                           (4)      Any other  circumstances  in which a court
of competent jurisdiction would determine that persons or entities who controlled PEC at the time this Agreement was entered into were no longer in control of PEC (for purposes of this Subsection 6(b)(4), "control" shall be defined as the power to vote 51% or more of PEC's outstanding voting stock or the power to control the election of a majority of PEC's directors).

                  (c) Termination of Lloyd's employment for "Good Reason" shall mean termination as a result of any of the following:

                           (1)      A reduction by PEC in Lloyd's base salary as
in effect immediately prior to the Change in Control; or


                           (2)      The failure by PEC to continue in effect any
Plan in which Lloyd is participating at the time of the Change in Control of PEC (or Plans providing at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by PEC which would adversely affect Lloyd's continued participation in any of such Plans on at least as favorable a basis to Lloyd as is the case on the date of the Change in Control; or

                           (3)      A material  change in Lloyd's status or
position with PEC or a material change in his duties or responsibilities which is inconsistent with such status or position, or any removal of Lloyd from such position, except in connection with the termination of Lloyd's employment for Cause or disability or as a result of death; or

                           (4)      The failure by PEC to obtain from any
successor the assent to this Agreement contemplated by Section 8 hereof; or

                           (5)      Any  termination by PEC of Lloyd's
employment not satisfying the requirements of Section 5(c) of this Agreement.

         7.       OTHER AGREEMENTS.

                  As a condition of his employment with PEC, Lloyd has also executed an Employee Confidentiality and Inventions Agreement, a copy of which is attached hereto and incorporated as a part of this Agreement by this reference.

         8.       BINDING EFFECT.

                  (a) This Agreement shall enure to the benefit of, and be binding upon, any corporate or other successor or assignee of PEC which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or 51% or more of the stock, business or assets of PEC. PEC shall require any such successor to expressly assume and agree to perform the provisions

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of Section 6 in the same manner and to the same extent as PEC would be required to perform if no such succession had taken place. The parties acknowledge that this Subsection 8(a) is for the benefit and protection of Lloyd; accordingly, PEC hereby confers the right on Lloyd, either acting on his own behalf or on behalf of PEC, to enforce this Agreement and, specifically, this Subsection 8(a) against any successor or assignee of PEC. PEC further grants Lloyd the right to intervene or otherwise participate in any litigation or other proceeding against a successor or assignee. In the event PEC fails for any reason to enforce its rights under this Subsection 8(a), then Lloyd may take all reasonable, prudent and diligent action in PEC's place and shall recover all his fees, expenses and costs from PEC.

                  (b) This Agreement shall insure to the benefit of, and be enforceable by, Lloyd's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Lloyd should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Lloyd's devisee, legatee or other designee or, if there is no such designee, to his estate.

         9. ENTIRE AGREEMENT. This Agreement and the other instruments referred to herein contain the entire agreement of the parties relating to the subject matter hereof and supersede and cancel all prior written and oral agreements and understandings between the parties relating to the subject matter of this Agreement, which are not set forth herein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived except by written instrument of the party charged with such waiver.

         10. GOVERNING LAW. This Agreement will be construed in accordance with the laws of the Commonwealth of Virginia.

         11. NOTICES. All notices to be sent to either party by the other party hereto pursuant to this Agreement shall be sent by registered mail to the following respective addresses:

                  (a)      PEC.  If to PEC, addressed to it at:

                           3949 Pender Drive
                           Fairfax, Virginia 22030

                           With a required copy to:

                           David W. Pijor, Esquire
                           10482 Armstrong Street
                           Fairfax, Virginia 22030

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                  (b)      LLOYD. If to Lloyd, addressed to him at:

                           10912 Earlsgate Lane
                           Rockville, Maryland 20852

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

                                             PERFORMANCE ENGINEERING CORPORATION
                                             a Virginia corporation

ATTEST:
                                             By:
----------------------------------[SEAL]        --------------------------------
                                                            President


----------------------------------           -----------------------------------
Witness                                      Stuart R. Lloyd

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